Exhibit 99.1

News Release

Investor Contact:	Michael E. Conley (972) 443-6557

Media Contact:	Sean S. Clancy (972) 443-6546

FOR RELEASE APRIL 23, 2003 AT 7:00 A.M. CDT

Flowserve Reports Improved Bookings and Backlog in First Quarter Results

DALLAS — April 23, 2003 — Flowserve Corp. (NYSE: FLS) today reported net income of 15 cents a share in the first quarter of 2003, compared with 28 cents a share in the year-ago quarter.

Before special items, net income was 24 cents a share in the first quarter of 2003, in line with the company’s guidance.  Special items relate to the acquisition of the flow control division of Invensys plc (IFC) and related expenses for integration and restructuring.  There were no special items in the first quarter of 2002.

First Quarter Highlights  (Comparisons are versus first quarter 2002.  Pro forma results give effect as if the May 2, 2002 acquisition of IFC had been completed on Jan. 1, 2002.)

•                  Bookings — Up 28 percent, up 4 percent pro forma.

•                  Backlog — Up 16 percent, up 8 percent from year-end 2002, flat compared with first quarter 2002 pro forma.

•                  Debt — Optional prepayments of $20 million.

•                  Net debt-to-capital ratio — Improves to 57 percent from 70 percent.

•                  DSO — Improves by 10 days.

•                  Sales — Up 26 percent, down 2 percent pro forma.

•                  Operating income (excluding special items) — Down 2 percent, down 34 percent pro forma.

•                  EPS — 24 cents excluding special items, 15 cents reported, compared with 28 cents in year-ago quarter.

•                  Cash flow from operations — $13.6 million.

First Quarter Results

Bookings increased 28 percent to $607.9 million in the first quarter of 2003 compared with $473.8 million reported, and 4 percent compared with $587.3 million pro forma in last year’s first quarter.  “I am pleased with the increase in project bookings, which enables us to build our backlog, despite the weakness in the chemical, power and general industrial sectors,” said Chairman, President and Chief Executive Officer C. Scott Greer.  “The Pump Division reported its highest level of bookings since the third quarter of 2001 even though the quick-turnaround business is down from last year’s first quarter.  The Flow Solutions Division also reported higher bookings.”

First quarter 2003 sales increased 26 percent to $564.0 million compared with $447.1 million in the prior year period.  This increase primarily reflects the acquisition of IFC, strong activity in the seal business and increases in project-related activity in the Pump Division.  These were partially offset by the weak conditions in the chemical, power and general industrial sectors, particularly affecting quick-turnaround business.  On a pro forma basis, first quarter 2002 sales were $575.8 million.

Currency translation had a favorable impact of 5 percent on both sales and bookings in the first quarter of 2003 compared with the year-ago quarter.

Operating income, excluding special items, was $41.2 million in the first quarter of 2003, compared with $41.9 million reported in the year-ago quarter.  This operating income compares unfavorably to the $62.0 million pro forma in the year-ago quarter due to reduced sales of higher margin quick-turnaround business and higher sales of lower margin project business.  First quarter 2003 operating margin, excluding special items, was 7.3 percent compared with 9.4 percent reported and 10.8 percent pro forma in the prior year period.

Net income of $13.1 million, before special items, was essentially flat with the prior year quarter, which had no special items.  Special items for integration and restructuring expenses related to the IFC acquisition were $7.4 million, or $4.9 million net of tax.  First quarter 2003 earnings per share were negatively impacted by a 21 percent higher share count compared with the prior year period, resulting from a stock offering of 9.2 million shares concurrent with the acquisition of IFC.

“Although we achieved an improvement in bookings, we are continuing to feel the effects of some weak end-markets, a soft economy and geopolitical uncertainties,” Greer said.  “As we have no control over macroeconomic factors, we remain firmly focused on the aspects of our business that we can influence, specifically operational execution, cost reduction, cash flow generation and debt repayment.  We are continuing to make progress on these fronts.”

Cash Flow

In the first quarter of 2003, the company generated $13.6 million of cash flow from operations after funding $10.4 million of integration and restructuring costs during the quarter, compared with $29.5 million of cash flow in the year-ago quarter, which had no such special items.  “For the second quarter of 2003, we expect to generate greater free cash flow and reduce debt by about $50 million,” Greer said.

Working capital as a percentage of sales was 24.5 percent at the end of the first quarter of 2003, compared with 25.3 percent at the end of the first quarter of 2002.  Days’ sales outstanding was 78 days at the end of the first quarter of 2003, compared with 88 days at the end of the first quarter of 2002.

Continued Debt Reduction

The company prepaid $20 million of debt in the first quarter of 2003, raising the total of debt prepayments made to $190 million.  The net debt-to-capital ratio improved to 57 percent at the end of the first quarter of 2003, compared with 58 percent at year-end 2002 and 70 percent at the end of the first quarter of 2002.  “Reducing debt and strengthening our balance sheet remains our top financial priority,” Greer said.

Market Conditions Continue to Challenge Valve and Pump Divisions

The Flowserve Pump Division (FPD) reported operating income of $20.8 million in the first quarter of 2003, compared with $30.0 million in the year-ago period.  First quarter 2003 sales were $284.0 million compared with $266.8 million in the prior year period.  First quarter 2003 operating margin was 7.3 percent compared with 11.2 percent in last year’s first quarter.

“While FPD reported higher sales and bookings, particularly in its petroleum business, this was offset by the weakness in the chemical and general industrial sectors and an unfavorable mix of project business,” Greer said.

In the Flow Control Division (FCD), operating income, before special items, was $13.5 million in the first quarter of 2003, compared with $3.8 million reported and $23.9 million pro forma in the year-ago quarter.  First quarter 2003 sales were $204.9 million compared with $102.5 million reported and $231.2 million pro forma in the prior year period.   Operating margin, before special items, was 6.6 percent compared with 3.7 percent reported and 10.4 percent pro forma in last year’s first quarter.

“FCD’s results demonstrate the accretion of the 2002 IFC acquisition despite the challenging market conditions,” Greer said.  “FCD’s pro forma bookings were flat year-over-year, but they include some significant international orders in the petroleum and power sectors.  However, similar to our pump business, FCD’s results continue to suffer from the continuation of the weakened conditions in the chemical, general industrial and domestic power sectors and an unfavorable mix of project business.

“We expect to see the full benefit from the IFC acquisition as market conditions strengthen.  In the meantime, we continue integrating IFC, with synergy savings currently at an annual run rate of about $15 million.”

FSD Posts Increases in Sales, Operating Income and Bookings

The Flow Solutions Division’s (FSD) first quarter 2003 operating income increased 10 percent to $15.9 million, compared with $14.4 million in the year-ago quarter.  First quarter 2003 sales increased 1 percent to $85.5 million, compared with $84.5 million in the first quarter of the prior year.   Operating margin improved 150 basis points to 18.6 percent.  First quarter 2003 bookings also increased compared with the prior year period.

“FSD once again reported outstanding results despite challenging business conditions in some of its key end-markets,” Greer said.  “Central to FSD’s success is its fixed-fee and customer alliance strategy, the centerpiece of its business model and central to Flowserve’s operating strategy for all of our business units.”

Outlook

“While the current environment remains cloudy, we will continue to work on things we can control, such as our balance sheet and continuous improvement process,” Greer said.  “We are pleased by the increase in project business, which enables us to build our backlog.  As our end-markets regain strength and our quick-turnaround business improves, Flowserve should prosper.

“For the second quarter of 2003, we estimate earnings per share, excluding special items, in the range of 30 to 35 cents; and 23 to 28 cents after special items.  We continue to estimate full year 2003 earnings per share, excluding special items, to be comparable to 2002’s $1.48.  Including special items, full year earnings per share are estimated to increase 23 percent to around $1.25.”

The company will webcast its regular quarterly investor conference call on Wednesday, April 23, 2003 at 11:00 a.m. Eastern Time.  This conference call can be accessed through the company’s website at www.flowserve.com.  More information about Flowserve Corp. can also be obtained by visiting this website.

Flowserve Corp. is one of the world’s leading providers of industrial flow management services.  Operating in 56 countries, the company produces engineered and industrial pumps for the process industries, precision mechanical seals, automated and manual quarter-turn valves, control valves and valve actuators, and provides a range of related flow management services.

SAFE HARBOR STATEMENT: This news release contains various forward-looking statements and includes assumptions about Flowserve’s future market conditions, operations and results. These statements are based on current expectations and are subject to significant risks and uncertainties. They are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the many factors that could cause actual results to differ materially from the forward-looking statements are: material adverse events in the national financial markets; changes in the already competitive environment for the company’s products or competitors’ responses to Flowserve’s strategies; the company’s ability to integrate past and future acquisitions into its management operations; political risks, military actions or trade embargoes affecting customer markets, including war in Iraq with its potential impact on Middle Eastern markets and global oil producers; the health of the company’s various customer industries, including the petroleum, chemical, power and water industries; economic turmoil in areas outside the United States; global economic growth; unanticipated difficulties or costs associated with new systems, including software; the company’s relative geographical profitability and its impact on the company’s utilization of foreign tax credits; and the recognition of significant expenses associated with adjustments to realign the company’s facilities and other capabilities with its strategies and business conditions, including, without limitation, expenses incurred in restructuring the company’s operations and the cost of financing, including increases in interest costs.  Flowserve undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise.

(Tables Follow)

Flowserve Corporation

Income Statements

March 31, 2003

Condensed

Consolidated

Dollar and share amounts in millions,
except per share data

	1st Quarter
	2003	2002

Sales	$564.0	$447.1
Cost of sales	394.5	305.0
Gross profit	169.5	142.1
Selling, general & administrative expense	128.3	100.2
Integration expense	6.4	—
Restructuring expense	1.0	—
Operating income	33.8	41.9
Loss on optional prepayments of debt	0.2	—
Net interest expense	20.2	21.8
Other expense, net	0.8	0.5
Earnings before income taxes	12.6	19.6
Provision for income taxes	4.4	6.9
Net earnings	$8.2	$12.7

Average shares outstanding — basic	55.2	45.2
Average shares outstanding — diluted	55.2	45.8

Earnings per share (basic and diluted):

Net earnings	$0.15	$0.28
Earnings before special items*	$0.24	$0.28

Bookings	$607.9	$473.8
Ending backlog	$789.6	$683.4

Sales — percent of total
Original equipment	57%	48%
Aftermarket	43%	52%

Bookings — percent of total
Original equipment	57%	50%
Aftermarket	43%	50%

* Special items in 2003 relate to the acquisition and integration of the flow control division of Invensys plc (IFC). See Special Items table for reconciliation of operating income, net earnings and earnings per share to operating income before special items, net earnings before special items and earnings per share before special items.

Flowserve Corporation

Balance Sheets

March 31, 2003

Condensed

Consolidated

Amounts in millions

	March 31,	December 31,
	2003	2002
Assets
Current assets:
Cash and cash equivalents	$38.5	$49.3
Accounts receivable, net	491.8	490.8
Inventories	435.8	431.2
Prepaids and other current assets	66.4	59.7
Total current assets	1,032.5	1,031.0

Property, plant and equipment, net	457.4	464.4

Goodwill, net	832.5	833.5
Other intangible assets, net	174.5	176.5
Other assets	110.3	102.3

Total assets	$2,607.2	$2,607.7

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$220.7	$230.7
Accrued liabilities	227.2	222.8
Long-term debt due within one year	31.6	38.6
Total current liabilities	479.5	492.1

Long-term debt due after one year	1,045.8	1,055.7
Post-retirement benefits and deferred items	313.8	304.2
Total long-term liabilities	1,359.6	1,359.9

Shareholders’ equity	768.1	755.7

Total liabilities and shareholders’ equity	$2,607.2	$2,607.7

Flowserve Corporation
Statement of Cash Flows
March 31, 2003

Condensed
Consolidated

Amounts in millions

	1st Quarter
	2003	2002
Cash flows — Operating activities:
Net earnings	$8.2	$12.7
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	15.5	11.6
Amortization	2.6	1.4
Financing fees and other	0.7	1.0
Change in assets and liabilities, net of acquisitions:
Accounts receivable	6.8	12.9
Inventories	(0.5)	(10.0)
Prepaid expenses	(1.1)	4.2
Other assets	(0.5)	(2.9)
Accounts payable	(15.6)	11.9
Accrued liabilities	(7.6)	(13.5)
Income taxes payable	3.7	3.7
Net deferred taxes	(2.2)	(4.6)
Retirement benefits and other liabilities	3.6	1.1
Net cash flows provided by operating activities	13.6	29.5
Cash flows — Investing activities:
Capital expenditures	(5.5)	(6.1)
Cash received for disposals of assets	—	1.1
Net cash flows used by investing activities	(5.5)	(5.0)
Cash flows — Financing activities:
Debt payments	(20.0)	(36.4)
Other financing activities	—	10.1
Net cash flows used by financing activities	(20.0)	(26.3)
Effect of exchange rate changes	1.1	(1.1)
Net change in cash and cash equivalents	(10.8)	(2.9)
Cash and cash equivalents at beginning of period	49.3	21.5
Cash and cash equivalents at end of period	$38.5	$18.6

Flowserve Corporation
Supplemental Segment Information
March 31, 2003

Amounts in millions

	Flowserve	Flow	Flow	All	Consolidated
Quarter ended March 31, 2003	Pump	Solutions	Control	Other	Total

Sales to external customers	$281.0	$79.4	$202.4	$1.2	$564.0

Intersegment sales	3.0	6.1	2.5	(11.6)	—

Total division sales	$284.0	$85.5	$204.9	$(10.4)	$564.0

Segment operating income (before special items*)	$20.8	$15.9	$13.5	$(9.0)	$41.2

	Flowserve	Flow	Flow	All	Consolidated
Quarter ended March 31, 2002	Pump	Solutions	Control	Other	Total

Sales to external customers	$264.9	$79.6	$100.8	$1.8	$447.1

Intersegment sales	1.9	4.9	1.7	(8.5)	—

Total division sales	$266.8	$84.5	$102.5	$(6.7)	$447.1

Segment operating income	$30.0	$14.4	$3.8	$(6.3)	$41.9

Note:  Effective July 1, 2002, the Company realigned its operating segments.  Under the new organization, the Flow Solutions Division only includes the Company’s seal operation, while the Company’s pump and valve service businesses are included as appropriate in the Flowserve Pump Division and Flow Control Division, respectively.  Segment information reflects the organization changes in all periods.

*  Special items in 2003 relate to the acquisition and integration of the flow control division of Invensys plc (IFC).  The Company evaluates segment performance based upon segment operating income before special items.

Flowserve Corporation
Special Items
March 31, 2003

Dollars in millions,
except per share data

1st Quarter
2003

Operating income	33.8

Adjustments to reconcile operating income to operating income before special items:

Integration expense	6.4

Restructuring expense	1.0

Operating income before special items	$41.2

Net earnings	$8.2

Adjustments to reconcile net earnings to earnings before special items:

Integration expense, net of tax	4.2

Restructuring expense, net of tax	0.7

Net earnings before special items	$13.1

Earnings per share (diluted)	$0.15

Adjustments to reconcile net earnings per share (diluted) to net earnings per share (diluted) before special items:

Integration expense, net of tax	0.08

Restructuring expense, net of tax	0.01

Net earnings per share before special items	$0.24

Note:  Special items in 2003 relate to the acquisition and integration of the flow control division of Invensys PLC (IFC).